Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of U.S Gold Corp. and Subsidiaries on Form S-1 (Nos. 333-239146, 333-253168, and 333-282527) and Form S-3 (No. 333-286946) of our report dated July 29, 2025, with respect to the consolidated financial statements of U.S Gold Corp. included in this Annual Report on Form 10-K for the year ended April 30, 2025.

/s/ Marcum LLP

Houston, TX

July 29, 2025